UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

   Date of report (Date of earliest event reported): June 22, 2007

SPATIALIGHT, INC. (Exact Name of Registrant as Specified in Its Charter)

New York (State or Other Jurisdiction of Incorporation)

000-19828 (Commission File Number)	16-1363082 (IRS Employer Identification No.)

Five Hamilton Landing Suite 100 Novato, California (Address of Principal Executive Offices)	94949 (Zip Code)

(415) 883-1693 (Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04. Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

As of June 15, 2007, trading in the Company’s common stock no longer occurred on the NASDAQ Capital Market and trading started on the Pink Sheets, LLC as a result of the review by the NASDAQ Listing Qualifications Panel and determination that the Company did not meet the minimum aggregate common stock value necessary to continue trading on the NASDAQ Stock Market. The Company is appealing the determination by the Panel. Its securities are now quoted on the Over-the-Counter Bulletin Board under "HDTV" pending determination of its appeal.

As a result of the stock no longer trading on the NASDAQ Capital Market, the Company’s Senior Secured Convertible Notes, due November 30, 2007, became redeemable on demand by the holders at 115% of the principal amount plus accrued interest and late charges. If the Company fails to redeem any of its Senior Secured Convertible Notes within five days after demand, the conversion price may be reset from $9.72 per share of common stock to the lowest weighted average price for the common shares between the date a noteholder demands redemption and the date that such demand is withdrawn.

Item 8.01. Other Events.

On June 13, 2007, the Company received notice that the NASD intended to take necessary actions to remove the Company’s common stock from listing on the NASDAQ Capital Markets. If the Company’s common shares are delisted from the NASDAQ Capital Market, they would become “penny stock” within the definition of that term under the Securities Exchange Act of 1934, as amended, and would become subject to additional requirements in connection with the purchase and sale of shares.

Under penny stock regulations, a broker-dealer selling a penny stock to anyone other than an established customer or accredited investor must make a special suitability determination regarding the purchaser and must receive the purchaser’s written consent to the transaction prior to the transaction, unless the broker-dealer is otherwise exempt.  Generally, an individual with a net worth in excess of $1,000,000, or annual income exceeding $100,000 individually or $300,000 together with his or her spouse is considered an accredited investor.  In addition, under penny stock regulations the broker-dealer is required to:

•
Deliver, prior to any transaction involving a penny stock, a disclosure schedule prepared by the Securities and Exchange Commissions relating to the penny stock market, unless the broker-dealer or the transaction is otherwise exempt;

•	Disclose commissions payable to the broker-dealer and its registered representatives and current bid and offer quotations for the securities;
•
Send monthly statements disclosing recent price information pertaining to the penny stock held in a customer’s account, the account’s value and information regarding the limited market in penny stocks; and

•
Make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction, prior to conducting any penny stock transaction in the customer’s account.

Because of these regulations, broker-dealers may encounter difficulties in their attempt to buy or sell our common shares, which may affect the ability of selling shareholders or other holders to sell their shares in the secondary market and have the effect of reducing the level of trading activity in the secondary market.  These additional sales practice and disclosure requirements could impede the buying or sale of our securities.  Our shares, in all probability, will be subject to such penny stock rules and our shareholders may find it more difficult to sell their securities.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPATIALIGHT, INC. (Registrant)

Date: June 28, 2007	By:	/s/ David F. Hakala
Name: David F. Hakala Title: Chief Executive Officer